AMENDED AND RESTATED PROMISSORY NOTE

$400,000.00	Nashville, Tennessee	April 16, 2012

FOR VALUE RECEIVED, Innolog Holdings Corporation, a Nevada corporation (“Maker”), hereby promises to pay, effective as of the date above, to the order of GLEN HILL INVESTMENTS LLC or its assigns (“Payee”), at 836 Glen Leven Drive, Nashville, Tennessee 37204, or such other address as Payee shall advise Maker, the principal sum of Four Hundred Thousand and No/100 Dollars, together with interest on the unpaid principal balance of this Promissory Note (“Note”) from day to day outstanding, as hereinafter provided. This Note amends and restates in its entirety that certain Promissory Note for an equivalent principal amount, issued as of the effective date hereof by Maker to an affiliate of Payee, which original Promissory Note was assigned by such affiliate to Payee.

1. Interest Rate and Principal and Interest Payments.

Interest on this Note shall accrue from the effective date hereof on the unpaid principal at the rate of 6% per annum, subject to the provisions hereof limiting interest to the highest lawful rate of interest permitted to be charged or contracted for in transactions of this type under applicable law (the “Maximum Rate”). Interest on the unpaid principal balance hereof shall be computed based on the actual number of days elapsed. Accrued but unpaid interest on, and outstanding principal of, this Note are due and payable on May 31, 2012. (the “Maturity Date”) Payment will be credited first to accrued interest and then to reduction of principal.

Maker may prepay this Note in whole or in part at any time without penalty or premium. Prepayments shall be applied first to accrued and unpaid interest on this Note, then to the unpaid principal amount of this Note

2. Default.

The occurrence of any one of the following shall be a default (a “Default”) under this Note:

(a) Any principal, interest or other amount of money due under this Note is not paid in full when due, regardless of how such amount may have become due, and remains unpaid for a period of five (5) Business Days following the delivery to Maker by Payee of written notice of the failure of any such amount to be so paid (for the purposes of this Note, “Business Day” shall mean a day of the year on which national banks in the Nashville, Tennessee area are open for business);

(b) The occurrence of any breach by Maker of any other obligation under this Note or under any instrument securing payment of or collateral to this Note (and the continuance thereof beyond any applicable period of grace or cure, which if not specified herein or therein shall be for a period of thirty (30) days following delivery to Maker by Payee of written notice of such Default); or

(c) Maker defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Maker’s property or Maker’s ability to repay this Note or perform Maker’s obligations under this Note or any instrument securing payment of or collateral to this Note.

This Note may be accelerated upon any Default. Upon the occurrence of a Default, Payee shall have the right to declare the unpaid principal balance and accrued but unpaid interest on this Note at once due and payable (and upon such declaration, the same shall be at once due and payable), to foreclose upon any security interest securing payment hereof, and/or to exercise any of its other rights, powers and remedies then existing under this Note, under any other document, or at law or in equity. Maker will pay all costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees. Presentment for payment, demand, protest and notice of protest, dishonor and notice of dishonor, and notice of intent to accelerate and acceleration are hereby waived, to the extent permitted by law.

3. General Provisions.

Whenever any payment shall be due under this Note on a day that is not a Business Day, the date on which such payment is due shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest then payable.

All principal, interest and other sums payable under this Note shall be paid, not later than 5:00 p.m. Central Time on the day when due, in immediately available funds in lawful money of the United States of America. Any payment under this Note other than in the required amount in good, unrestricted U.S. funds immediately available to Payee shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by or made available to Payee in such funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.

All payments made as scheduled on this Note shall be applied, to the extent thereof, first to accrued but unpaid interest and the balance to unpaid principal. Nothing herein shall limit or impair any rights of Payee to apply any past due payments, any proceeds from the disposition of any collateral by foreclosure or other collections after Default.

Neither the failure by Payee to exercise, nor delay by Payee in exercising, the right to accelerate the maturity of this Note or any other right, power or remedy upon any Default shall be construed as a waiver of such Default or as a waiver of the right to exercise any such right, power or remedy at any time. No single or partial exercise by Payee of any right, power or remedy shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy may be exercised at any time and from time to time. All rights and remedies provided for in this Note are cumulative of each other and of any and all other rights and remedies existing at law or in equity, and Payee shall, in addition to the rights and remedies provided herein, be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the indebtedness owing hereunder, and the resort to any right or remedy provided for hereunder or provided for by law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate rights or remedies.

It is the intent of Maker and Payee to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Payee and Maker (or any other party liable with respect to any indebtedness under this Note) are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest then taken, reserved, contracted for, charged or received under this Note or otherwise, exceed the Maximum Rate. If, from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Rate, any such construction shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the Maximum Rate, without the necessity of execution of any amendment or new document. If Payee shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Rate amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the indebtedness evidenced hereby in the inverse order of its maturity and not to the payment of interest, or refunded to Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of this Note or any other indebtedness does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Payee does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Rate.

The provisions of this Note shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that any provision of this Note that is invalid or unenforceable in any situation or in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Maker irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Tennessee State court or federal court of the United States of America, in each case sitting in Nashville, Tennessee, in any action or proceeding arising out of or relating to this Note or any instrument securing payment of or collateral to this Note, or for recognition or enforcement of any judgment, and Maker irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Tennessee State court or, to the fullest extent permitted by law, in such federal court. TO THE EXTENT PERMITTED BY LAW, MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH.

THIS NOTE, AND ITS VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY TENNESSEE LAW (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) AND APPLICABLE UNITED STATES FEDERAL LAW.

IN WITNESS WHEREOF, Maker has duly executed this Amended and Restated Promissory Note effective as of the date first above written.

INNOLOG HOLDINGS CORPORATION

By:
Name: Title:	William P. Danielczyk Executive Chairman

Page 4 of 4